FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433 Registration No. 333-180185

$850mm Harley Davidson Motorcycle Trust (HDMOT) 2014-1 *FULL DETAILS*

JT-BOOKS	: RBS(str), Citi, JPM
CO-MGRS	: BMO, Loop, Mizuho, MUFG, PNC

CLS	$AMT(MM)	S&P/Mdy	WAL	WIN	E.FNL	L.FNL	BNCH	SPD	YLD%	CPN%	$PX
A-1	126.000	A-1+/P-1	0.24	1-5	09/14	04/15	YLD		.200	.20	100-00
A-2A	170.000	AAA/Aaa	1.24	5-26	06/16	04/18	EDSF	+19	.496	.49	99.99323
A-2B	253.000	AAA/Aaa	1.24	5-26	06/16	04/18	1ML	+17			100-00
A-3	216.000	AAA/Aaa	2.80	26-42	10/17	09/19	IS	+23	1.112	1.10	99.97404
A-4	85.000	AAA/Aaa	3.64	42-44	12/17	10/21	IS	+32	1.563	1.55	99.97196

EXPECTED SETTLE	: 04/16/14	FORMAT	: SEC-REG
FIRST PAY DATE	: 05/15/14	EXPECTED RATINGS	: S&P/Mdy
BBERG TICKER	: HDMOT 2014-1	MIN DENOMS	: $100k by $1k
PRICING SPEED	: 1.5% ABS to 10% clean up call
BILL AND DELIVER	: RBS	TIMING	: PRICED

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.